Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-117791 of Green Bankshares, Inc. of our report dated June 25, 2012 relating to the financial statements and supplemental schedule of Green Bankshares, Inc. 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

June 25, 2012